FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
JANUARY 12, 2015	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES STOCK REPURCHASE PLAN

WASHINGTON TOWNSHIP, NJ, January 12, 2015 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, today announced its Board of Directors approved a plan to repurchase up to 500,000 shares of the Company’s common stock during the next twelve months. The program will expire January 31, 2016, unless completed sooner or otherwise extended. The repurchases may be carried out through open market purchases, block trades, and negotiated private transactions. Open market purchases are intended to be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934.

Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

"The stock repurchase program is an integral element of the Company's capital management strategies. As such, we believe that at current prices the Company's stock is a very attractive investment for the Company, and that repurchasing its common stock would benefit the Company and its shareholders by enhancing the potential for growth in earnings per share for the remaining outstanding shares.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net interest income; continue to reduce our NPAs and delinquencies and the expenses associated with them; take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.